Exhibit 10.1
Termination Agreement

Between       VISHAY ELECTRONIC GmbH
(hereinafter referred to as Employer)

and         Mr Dieter Wunderlich
(hereinafter referred to as Employee)

the following is agreed:

Section 1 Termination

The parties agree that the employment relationship between them ends by mutual agreement as of midnight on 31 March 2017 on the Employee's initiative. Irrespective of the foregoing the provisions on cash bonus in paragraph 1 and equity awards in paragraphs 2 and 3 of the Agreement on Compensation Matters of 11th November 2011, as amended from time to time, will terminate as of 31 December 2016.

Section 2 Company pension scheme

The parties agree that the claims under the company pension scheme are non-forfeitable (vested). The Employee may continue the company pension scheme at Dresdener Pensionskasse at his own cost.

Section 3 Remaining leave

The annual leave for 2016 will be taken by 31 December 2016.

Section 4 Garden leave

The Employee will resign from his positions as Geschäftsführer Vishay Europe GmbH and COO of Vishay Intertechnology Inc. as of 31 December 2016. The Employee will be irrevocably released from his obligation to work from 1 January 2017 through 31 March 2017 while continuing to receive his contractual remuneration. The leave entitlement for this period will be set off during the irrevocable release from the obligation to work.

Section 5 Company car

The Employee will continue to have use of the company car during the garden leave period.

Section 6 Severance payment

For termination of the employment relationship the Employer will pay the Employee for the period from 1 April 2017 up until and including 31 March 2018 (retirement benefits drawn by Employee without reduction beginning 1 April 2018) a one-off severance payment of EUR 422,068.00 gross. The severance payment is due for payment with the salary payment for March 2017.

Section 7 Business and operational secrets

The Employee is obliged to observe strictest confidentiality vis-à-vis all third parties with regard to all internal matters of which he has gained knowledge during his work, in particular, company-internal matters, particularly company and operational secrets.

Section 8 Surrender of items and documents

The Employee undertakes to return all documents belonging to the Employer (e.g. price lists, business papers, drawings, diagrams, minutes of meetings, letters, photographs, etc.) and copies and duplicates thereof and items (e.g. keys, code cards, mobile phone, laptop, diskettes, CD-ROMs etc.) prior to the end of the employment relationship.

Section 9 Severability clause

Should a provision of this agreement be invalid, this does not affect the validity of the agreement in all other respects. In this event of the parties are obliged to replace the invalid provision with a new provision which corresponds to or reflects as closely as possible the economic aspects of the invalid contractual provision.

Selb, den/date 14 November 2016

VISHAY ELECTRONIC GmbH		Employee

/s/ Werner Gebhardt	/s/ Thomas van Laak	/s/ Dieter Wunderlich